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                          CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 33-80514) of our report dated February 18, 1997 on our audit of the financial statements and financial highlights of the Bishop Street Funds as of, and for the period ended, December 31, 1996 in the Statement of Additional Information. We also consent to the reference to our Firm under the headings "Financial Highlights" and "Counsel and Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.



COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 24, 1998